American Lorain in Discussions with Shengrong Environmental Protection Regarding Potential Transaction
Special Committee of Independent Directors Formed to Evaluate and Negotiate the Potential Transaction

LINYI, China, Sept. 9, 2016 /PRNewswire/ - American Lorain Corporation (NYSE MKT: ALN) ("ALN") today announced that it is in discussions with Shengrong Environmental Protection Holding Company Limited ("Shengrong"), the indirect parent company of Hubei Shengrong Environmental Protection Energy-Saving and Technology Co. Ltd. ("Hubei Shengrong"), a registered company in China, regarding a potential transaction. Hubei Shengrong is a high-tech company engaged in the development, manufacturing and sales of environmental protection equipment with a focus on recycling industrial solid waste and mining tailings. The final terms of the potential transaction are subject to ongoing negotiations between the parties.

Mr. Chen commented, "We are pleased to be in discussions with Shengrong, as this potential transaction would boost the company's positioning in the growing environmental protection industry and should help build investors' confidence in our company." Ms. Jiazhen Li, the Chairwoman of Shengrong, commented, "This potential transaction with American Lorain would be an important milestone for Shengrong's global expansion plan. We believe that with more public exposure, we will be able to raise more public awareness about industrial waste treatment and better serve the global environmental protection mission." ALN's board of directors (the "Board"), with the unanimous agreement of all directors, formed a special committee of the Board consisting exclusively of independent directors, to evaluate the potential transaction and negotiate any agreements relating to such transaction. The Board has granted the special committee the exclusive authority to consider, review, evaluate and actively negotiate the terms and conditions of such transaction on behalf of the Company. The special committee is composed of Hongxiang Yu, Dekai Yin and Maoquan Wei, the Company's independent directors. Mr. Yu serves as chair of the special committee.

The potential transaction is subject to due diligence investigations by the relevant parties, the negotiation and execution of definitive agreements and the satisfaction of agreed upon closing conditions. There can be no assurance that such transaction will be consummated.

About American Lorain Corporation

American Lorain Corporation is China's leading chestnut, convenience food product and frozen food product manufacturer. The company currently has 13 world-class standards of food production lines, which can supply more than 200 products. For domestic trade, it has more than thirty offices, with its sales network covering large cities, medium-size cities and coastal cities all over China. Regarding international trade, the products are exported to more than 40 countries and regions, such as Japan, South Korea, Taiwan, Southeast Asia and Europe, which provides our company a high reputation in the international market.

About Hubei Shengrong

Hubei Shengrong, formed in 2009 in China, is a high-tech company engaged in the development, manufacturing and sales of environmental protection equipment with a focus on recycling industrial solid waste and mining tailings. The company holds six Chinese invention patents and two U.S. patents and has 82 employees. Hubei Shengrong owns cutting edge technologies relating to physical magnetic industrial solid wastes recovery and comprehensive utilization. By using these technologies, the company can process a variety of solid waste materials. Furthermore, these technologies can collect valuable metal material from solid waste without generating any chemical pollution. Hubei Shengrong has received recognition from numerous industry organizations and governmental agencies, including the Ministry of Land and Resources of the People's Republic of China and the Ministry of Industry and Information Technology of the People's Republic of China.

Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements with respect to the benefits of the proposed transaction, the future financial performance of ALN following the proposed transaction, changes in the market for Shengrong's products, and expansion plans and opportunities, including future acquisition or business combinations are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing ALN's views as of any subsequent date, and ALN does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; (2) the outcome of any legal proceedings that may be instituted against Shengrong or ALN following any future announcement of the proposed transaction; (3) the inability to complete the proposed transaction due to the failure to satisfy all conditions to the closing of the proposed transaction; (4) the ability to obtain or maintain the listing of ALN's common stock on the NYSE MKT following the proposed transaction; (5) the risk that the proposed transaction disrupts the parties' current plans and operations as a result of the announcement and consummation of the proposed transaction described herein; (6) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; (7) costs related to the proposed transaction; (8) changes in applicable laws or regulations; (9) the possibility that Shengrong or ALN may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the documents to be filed by ALN in connection with the proposed transaction, including those under "Risk Factors" therein, and other factors identified in ALN's prior and future filings with the SEC, available at www.sec.gov.

Contact:
Zhanhai Yang
+86-153-1591-6609
sscw@usalr.cn